Exhibit 4.4

Lease Agreement

Lessor (Party A): Zhang Cheng

Lessee (Party B): Beijing REIT Equipment Technology Co., Ltd.

In accordance with the Civil Code of the People’s Republic of China and relevant regulations, through friendly consultations, the two parties have reached the following contract regarding the house lease:

I. Information of the Leased House

Party A leases the house at Room 702, Building 6, Yard 60, Anli Road, Chaoyang District, Beijing, with a construction area of 322.24 square meters, to Party B for office use.

II. Lease Term

The lease term is 24 months, from January 1, 2025, to December 31, 2027. If Party B engages in unauthorized subletting or other violations, conducts illegal activities in the leased house, or defaults on rent for one month or more, Party A has the right to terminate the contract and take back the house. When the contract expires, if Party A continues to lease the house, Party B has the preemptive right to lease under the same conditions. In special circumstances, the lease term can be extended through negotiation.

III. Rent and Payment

The monthly rent is 40,000 yuan, and the annual rent is 480,000 yuan (in Chinese capital letters: Four Hundred and Eighty Thousand Yuan Only).

The payment method is one month’s rent as a deposit and three months’ rent in advance. Party B shall pay 160,000 yuan for the first payment (including a 40,000 - yuan deposit). When the lease term expires, if Party B has no breach of contract and the house is undamaged, Party A shall return the deposit without interest.

IV. House Repair and Decoration

Party A is responsible for house repairs to ensure normal use conditions. Party B can decorate the leased house on the premise of not affecting the structural safety, subject to the prior written consent of Party A. ## V. Changes of the Leasing Parties If Party A transfers the ownership of the property to a third party, the contract shall remain valid for the new owner. When Party A sells the house, it shall notify Party B in writing three months in advance. Party B has the preemptive right to purchase under the same conditions. If Party B needs to exchange the leased house with a third party, it shall obtain the consent of Party A in advance, and Party A shall support reasonable requests.

V. Liability for Breach of Contract

If Party A fails to deliver the house as agreed or either party fails to fulfill the rent - payment terms, the defaulting party shall pay 1% of the annual rent as compensation. If Party B delays rent payment, it shall not only make up the overdue rent but also pay a penalty of 1% of the daily rent until the rent is fully paid. If Party A charges additional fees without permission, Party B has the right to refuse payment. If Party B sublets the house without permission, Party A has the right to terminate the contract and require Party B to pay a penalty of 1% of the daily rent. If Party B continues to use the leased house without permission after the contract expires, it shall also pay a penalty of 1% of the daily rent, and Party A reserves the right to pursue liability. Disputes over liability for breach of contract shall be handled under the supervision of the contract - signing authority.

VI. Exemption Clauses

In case of damage or loss of the house caused by force majeure or municipal construction, neither party shall be liable. When the contract is terminated due to the above reasons, the rent shall be settled according to the actual period of use.

VII. Dispute Resolution

In case of disputes during the performance of the contract, the two parties shall first negotiate. If the negotiation fails, either party has the right to file a lawsuit with the competent people’s court.

VIII. Other Matters

Matters not covered in this contract can be stipulated in supplementary agreements. After being recognized and filed by relevant departments, the supplementary agreements shall have the same legal effect as this contract. This contract shall come into force as of the date of signing. It is made in duplicate, with each party holding one copy.

Lessor (Party A): Zhang Cheng

/s/ Zhang Cheng

Date of Signing: December 29, 2024

Lessee (Party B): Beijing REIT Equipment Technology Co., Ltd.

[Stamp Affixed Here]

Date of Signing: December 29, 2024